     LYDALL REVISES EARNINGS FORECAST AND ANNOUNCES WRITE-OFFS TOTALING
         $9 MILLION IN THE FOURTH QUARTER ENDED DECEMBER 31, 1998

MANCHESTER, CT - January 4, 1999 - Lydall, Inc. today revised its earnings forecast for 1998 and announced expected nonrecurring expenses and write-offs in the fourth quarter ended December 31, 1998, totaling $9 million.

In mid-October 1998, Lydall forecast earnings per share of approximately $.85 for the year 1998 and approximately $.20 a share for the fourth quarter ended December 31, 1998. On December 2, 1998, the Company announced the retirement of Leonard R. Jaskol as Chairman and CEO of Lydall and the appointment of Christopher R. Skomorowski as CEO in addition to his position as President. At that time, Lydall said that it would be incurring a charge to earnings in the fourth quarter related to Mr. Jaskol's retirement in addition to other nonrecurring charges and asset write-offs.

The Company now anticipates that earnings from operations will be approximately $.14 a share for the fourth quarter ended December 31, 1998. Also in the quarter, the Company expects to record approximately $9 million, or $.57 per share, of nonrecurring charges and write-offs of certain assets in accordance with Statement of Financial Accounting Standards No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS 121").

Accordingly, Lydall anticipates reporting an after-tax loss per share of approximately $.43 for the fourth quarter and after-tax income per share for the year ended December 31, 1998, of approximately $.22.

Mr. Skomorowski commented, "Continuing softness in our markets for high-efficiency air filtration media, higher than anticipated costs associated with automotive product launches, and disappointing results from several of our mature businesses contributed to lower than expected operating results in the fourth quarter. The good news is that we introduced a record number of new thermal/acoustic automotive products during 1998. Although we suffered from the growing pains and resultant costs connected with the sheer volume of introductions, we look forward to reaping the rewards in 1999.

"Nonrecurring charges during the quarter were primarily associated with the costs of consolidating our North Carolina operations and Mr. Jaskol's retirement. The major portion of the impairment losses under the guidance of SFAS 121 related to our Fort Washington Operation. We estimate that the realization of cash flows from this business, which has not met Lydall's expectations, will take much longer than originally anticipated. As a result, during the quarter, management determined that an impairment loss should be recorded."

Mr. Skomorowski continued, "Lydall is fundamentally sound, and we are optimistic about future growth opportunities. In the near term, we anticipate improving results in the first quarter of 1999, particularly related to our automotive thermal businesses. We will be realizing sales of a number of new products from our U.S. operations early in the year. And, of course, we are all very excited about the acquisition of Gerhardi in Germany, which we announced this morning. It promises to be strategically very important to our becoming a global supplier to the automotive industry."

Lydall, Inc. is a $230-million New York Stock Exchange company whose subsidiaries manufacture technologically advanced products for demanding specialty applications primarily servicing filtration and heat-management applications.


                                   # # #

Stockholders are referred to Lydall's Annual Report, "Analysis of Results - Forward-Looking Information," which outlines certain risks regarding the Company's forward-looking statements. Such risks include: a major downturn of the U.S. automotive market, which currently accounts for approximately 24 percent of Lydall's total sales, excluding foreign and aftermarket sales; a meaningful decrease in the number of clean rooms being built worldwide; and significant, unforeseen changes in raw material pricing, specifically virgin fiber used in producing the Company's materials handling slipsheets. Also, the timing and degree of success of new-product programs impact Lydall's projected results. For further details on these risks and other pertinent information on Lydall, copies of the company's Forms 10-K, 10-Q, and 8-K are available on the World Wide Web at Corporate Financials Online (http://www.cfonews.com/ldl) and Lydall's own website (http://www.lydall.com). Copies of these documents can also be obtained from the Company. Write or call: Carole F. Butenas, Vice President - Investor Relations, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, E-Mail: investor@lydall.com.